Exhibit 10.g
AMENDED AND RESTATED
MASCO CORPORATION
RETIREMENT BENEFIT
RESTORATION PLAN
Effective January 1, 1995
With Subsequent Amendments
As Amended and Restated
Effective December 22, 2010

TABLE OF CONTENTS

SECTION 1 — ADOPTION OF PLAN	1
1.1 Adoption	1
1.2 Purpose	1
1.3 Construction	1
SECTION 2 — COVERAGE	2
2.1 Covered Employees	2
2.2 Commencement and Cessation of Coverage	2
SECTION 3 — BENEFITS	3
3.1 Amount	3
3.2 Timing and Form of Payments	4
3.3 Forfeitability	4
3.4 No Payment During Employment	4
3.5 Delay of Payment	4
SECTION 4 — SOURCE OF BENEFITS AND CHANGE OF CONTROL	5
4.1 Cost of Plan	5
4.2 Option to Fund Informally	5
4.3 Physical Examinations	5
4.4 No Employee Contributions or Loans	5
4.5 Change of Control	5
SECTION 5 — ADMINISTRATION	8
5.1 Plan Administrator and Named Fiduciary	8
5.2 Claims Procedure	8
5.3 Arbitration	9
SECTION 6 — LIMITATION OF COVERED EMPLOYEE’S RIGHTS	11
6.1 No Contract of Employment	11
6.2 Unsecured Creditor	11
6.3 No Trust	11
SECTION 7 — AMENDMENT OR TERMINATION	12
7.1 Right to Amend or Terminate Plan	12
7.2 Limitations	12
7.3 Payment of Benefits Upon Termination	12
SECTION 8 — MISCELLANEOUS PROVISIONS	13
8.1 Independence of Benefits	13
8.2 Nonalienation of Benefits	13
8.3 Payments for the Benefit of Employee	13
8.4 Use of Words	13
8.5 Headings	13
8.6 Savings Clause	13
SECTION 9 — DEFINITIONS	14
9.1 Code	14
9.2 Company	14
9.3 ERISA	14

i

9.4 Plan	14
9.5 Masco	14
9.6 Retirement	14
9.7 Change of Control	14
9.8 Deferred Compensation Trust	15
9.9 Beneficiary	15
9.10 Gross-Up Amount	15
9.11 Present Value	15
9.12 PBGC	16
9.13 Control Change	16
9.14 Covered Benefits	16
SECTION 10 — EXECUTION	17

AMENDED AND RESTATED
MASCO CORPORATION RETIREMENT
BENEFIT RESTORATION PLAN
SECTION 1
ADOPTION OF PLAN
          1.1 Adoption. Masco Corporation (“Masco”) hereby adopts the Masco Corporation Retirement Benefit Restoration Plan (“Plan”), originally effective January 1, 1995 (“Effective Date”), as amended and restated herein effective October 22, 2008 (“Restatement Effective Date”).
1.2 Purpose. The sole purpose of the Plan is to provide benefits to a select group of management or highly compensated employees, that would be provided to such employees who terminate employment or retire after the Effective Date under certain retirement plans of Masco Corporation and its subsidiaries, which plans are set forth in Appendix “A” hereto and are qualified plans under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code) (the “Qualified Plans”, “Qualified Pension Plans” or “Qualified Profit Sharing Plans”), but for the benefit limitations of the Code, in order to encourage the continued employment and diligent service of such employees with Masco or the company (as hereinafter defined) following the Effective Date. Accordingly (by way of example and not limitation), in no event shall the provisions of the Plan be construed to benefit any employee whose termination of employment occurred prior to the Effective Date. Effective as of the Restatement Effective Date, the Plan as amended and restated herein shall apply to all those employees then eligible to participate hereunder, as well as to all persons who terminated employment prior to such date who retain a deferred vested right to benefits under the Plan or to whom retirement benefits are being paid under the Plan. Notwithstanding the foregoing, effective as of January 1, 2010 the defined benefit Qualified Pension Plans set forth on Appendix A are amended to provide that all credited service and salary accruals in such plans are frozen as of January 1, 2010; consequently, no provision of this Plan shall be interpreted to provide for accrual of any defined benefit pension hereunder with respect to any period following January 1, 2010, and all defined benefit pension accruals under this Plan are to be frozen as of January 1, 2010.
          1.3 Construction. The Plan shall be construed in accordance with Michigan law, except where preempted by federal law. It is intended that the Plan, except as permitted herein, shall be unfunded and maintained by Masco primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, so that the Plan is exempt from the requirements of Parts 2, 3 and 4 of the Employee Retirement Income Security Act of 1974, as amended (ERISA). All provisions of the Plan shall be interpreted in accordance with such intentions.

SECTION 2
COVERAGE
          2.1 Covered Employees. The coverage of the Plan shall be limited to highly-compensated or management employees of Masco and of those subsidiaries of Masco the Qualified Plans of which are listed in Appendix “A”, who individually (a) receives from Masco or the subsidiary of Masco which is the employer of such person (“company”) annual compensation otherwise eligible for coverage under the terms of such Qualified Plan which exceeds the applicable limit as provided by Section 401(a)(17) of the Code, or (b) whose benefits or contributions under the Qualified Plans are reduced due to the application of Section 415 of the Code (hereinafter, “employee”).
          2.2 Commencement and Cessation of Coverage. An employee shall be covered under the Plan commencing on the later of (a) the Effective Date or (b) the earlier of the date that his plan-eligible compensation described in paragraph 2.1 first exceeds the annual limitation amount described in paragraph 2.1 or the date his benefits or contributions under the Qualified Plans are first reduced by the application of Code Section 415. An employee shall cease to be covered by the Plan on his date of termination of employment from Masco or the company and any of their subsidiaries. If prior to such termination an employee ceases to qualify for coverage under the Plan due to some other event (by way of examples and not as limitation, a decrease in Plan-eligible compensation or the commencement of employment with Masco or the company or any of their subsidiaries, which employer has no Qualified Plan or has discontinued its Qualified Plan), his coverage under the Plan shall cease as of the time such disqualifying event occurs and only the benefits accrued hereunder up to such time shall be payable from this Plan. Notwithstanding the foregoing, unless otherwise specified in Appendix A, coverage under any plan which from time to time may be added to or deleted from Appendix A, shall be effective only from and after the date when such plan is added to or deleted from Appendix A.

SECTION 3
BENEFITS
          3.1 Amount. A covered employee shall be entitled hereunder to either or both, as applicable, of the following supplemental retirement benefits:
     (a) An annual amount equal to the benefit which would have been payable to the employee under any defined benefit (pension) Qualified Plan in which he is a participant (“Qualified Pension Plan”), computed without regard to any benefit limitations imposed by the Code on the computation or amount of such benefit, and reduced (but not below zero) by any benefits which the employee is eligible to receive, prior to giving effect to any qualified domestic relations order or tax levy, under any such Qualified Pension Plan, each benefit being expressed for this purpose in the normal form of payment under said Qualified Pension Plan;
     (b) A single sum amount equal to the difference between (1) the cumulative total of employer contributions (other than contributions characterized as elective deferrals under Code Section 401(k) or matching contributions under Section 401(m)) which from time to time would have been contributed to the account of the employee with respect to periods after December 31, 1993 under any defined contribution (profit sharing) Qualified Plan in which he is a participant computed without regard to any limitations imposed by the Code on the determination or amount of such employer contributions and (2) the actual employer profit sharing contributions made during such periods prior to giving effect to any qualified domestic relations order or tax levy, with such difference adjusted by the average of the investment earnings (or losses) actually experienced for each such period in the Fidelity Freedom Funds which are offered as investment choices in the Masco Corporation Future Service Profit Sharing Plan (or in such other index fund or funds as Masco may determine from time to time), as if the contributions in (1) above had been made simultaneously with the actual contributions referenced in (2) above. Notwithstanding the foregoing, on and after January 1, 2010 the term “profit sharing” shall be deemed to include those 401(k) savings plans included thereafter on Appendix A; and on and after January 1, 2010 the exclusion contained in the first parenthetical in this Section 3.1(b) shall be ineffective with respect to employer matching contributions described in Code Section 401(m) called for by the matching formulae in those 401(k) savings plans included thereafter on Appendix A; provided, however,the foregoing is not intended to permit any employee elective deferrals in excess of the limit established from time to time by Code Section 401(g)(1)(B) nor to provide employer matching contributions on other than actual employee elective deferrals made under the qualified plans up to such limit under Code Section 401(g)(1)(B); provided, further, effective on and after December 22, 2010, any bonus paid in 2010 shall not be considered as eligible for the purpose of determining the amount of matching contributions under this Plan, if the amount of such bonus was included for purposes of the Masco Corporation Supplemental Executive Retirement Plan.
In no case shall there be any adjustments for forfeitures of any kind and no payment made pursuant to this Plan shall have any gross-up for tax effect, other than as provided under paragraphs 4.5 or 4.6, and there shall be no defined benefit pension accruals under subsection 3.1(a) with respect to any period following January 1, 2010, or otherwise, and all defined benefit pension accruals under this Plan are frozen as of January 1, 2010.
          3.2 Timing and Form of Payments. (a) Retirement benefit payments hereunder which are supplemental to a Qualified Pension Plan shall be made commencing at Retirement and shall be payable either (i) for an employee who is unmarried at the time payments commence, in the form of a single life annuity, (ii) for any employee who is married when payments commence, in the form of a 50% joint and survivor annuity with the employee’s spouse, or (iii) in an optional form which the employee validly elects (pursuant to the same procedures, and for the same optional forms, as are specified in the Qualified Pension Plan) for payment of benefits hereunder. Any optional form selected shall be paid at such times and in such amounts as are in the aggregate, actuarially equivalent to the Plan’s payments when made as a single life annuity (including, as applicable, additional early commencement actuarial reduction for amounts payable under paragraph 3.1(a) which commence prior to the Qualified Pension Plan’s normal retirement date, other than benefits (for example, disability benefits) which by their terms would be payable prior to the normal retirement date with no reduction for early commencement); such actuarial equivalents shall be computed using the same formulas and actuarial factors as set forth for determinations of comparable optional forms of benefits as are offered under the Qualified Pension Plan; for purposes of this paragraph 3.2(a), an employee’s marital status and spouse shall be determined in accordance with the Qualified Pension Plan. Other than as provided in paragraphs 4.5 and 4.6 or in the case of a benefit the Present Value of which is less than $5000, the Plan may not make an actuarially equivalent payment in the form of a lump sum.
          (b) A sum payable hereunder which is supplemental to a Qualified Profit Sharing Plan shall be paid in a single lump sum promptly following Retirement to the employee (or to the Beneficiary named under the Qualified Profit Sharing Plan). Notwithstanding the foregoing, such payment shall be subject to delay as described in paragraph 3.5 for those persons subject thereto.
          3.3 Forfeitability. Except as provided in paragraph 4.5(a)(i), the right to any payment of benefits under the Plan shall be vested in the same manner and to the same extent as benefits are vested under the Qualified Pension and Qualified Profit Sharing Plans.
          3.4 No Payment During Employment. Notwithstanding the foregoing, no periodic payments computed under paragraph 3.1 shall be made until after termination of employment from Masco, the company or any of their subsidiaries.

          3.5 Delay of Payment. Notwithstanding the foregoing, any payments of Covered Benefits (those benefits subject to the provisions of Code Section 409A) otherwise payable hereunder to an employee who is a person described in 26 CFR 1.409A-1(i) shall be delayed for the first six months following termination of employment, and after six months such delayed payments shall be paid to the employee in a single lump sum, with no interest adjustment for such delay.
SECTION 4
SOURCE OF BENEFITS AND CHANGE OF CONTROL
          4.1 Cost of Plan. Other than as provided in paragraphs 4.2, 4.5 and 4.6, the entire cost of providing benefits under the Plan, including the costs of the Plan Administrator, shall be paid by Masco out of its general assets, and Masco’s obligations under the Plan shall be an unfunded and unsecured promise to pay. Other than as provided in paragraphs 4.2, 4.5 and 4.6, Masco shall not be obligated to separately fund its obligations under the Plan.
          4.2 Option to Fund Informally. Notwithstanding paragraph 4.1, Masco may, at its sole option, or by agreement, informally fund its obligations under the Plan in whole or in part, provided, however, in no event shall such informal funding be construed to create any trust fund (other than pursuant to paragraphs 4.5 and 4.6), escrow account or other security for an employee with respect to the payment of benefits under the Plan. Furthermore, if Masco decides to informally fund the Plan, in whole or in part, by procuring, as owner, life insurance for its own benefit on the lives of employees, the form of such insurance and the amounts thereof shall be the sole decision of Masco, and in no event shall an employee have any incidents of ownership in any such policies of insurance.
          4.3 Physical Examinations. If a physical examination is required for Masco to obtain insurance for covered employees under paragraph 4.2, each employee agrees to undergo such physical examinations as may be required by the insurance carrier. Such physical examinations shall be conducted by a physician approved by Masco, at the expense of Masco.
          4.4 No Employee Contributions or Loans. No loans or hardship distributions or contributions by employees are permitted or required under the Plan.
          4.5 Change of Control. (a) Immediately upon the occurrence of any Change of Control:
(i) If the employee is then employed by Masco or the company, if not already 100%, vesting in all benefits hereunder shall be deemed for all purposes of this Plan to be 100%.

(ii) Masco shall forthwith deposit to an account in the employee’s name (or that of the employee’s Beneficiary if the employee is then deceased and the employee’s Beneficiary is entitled to benefits hereunder) in the Deferred Compensation Trust, which Masco shall theretofore have established, 110% of the sum of the Gross-Up Amount plus:
(A) If the employee is then employed by Masco or the company, an amount equal to the discounted Present Value of the benefits which would have been payable under paragraphs 3.1 and 3.2 of this Plan upon Retirement at age 65 or attained age if greater, assuming for purposes of this clause, no compensation increases and that if younger than age 65 the employee and the employee’s Beneficiary had attained such age;
(B) If employment has previously been terminated but the employee or the employee’s Beneficiary is then entitled in the future to receive benefits under this Plan, an amount equal to the discounted Present Value of the benefits which would have been so payable; and
(C) If the employee or the employee’s Beneficiary is then receiving payments under paragraph 3.2 of this Plan, an amount equal to the Present Value of those benefits payable in the future to the employee and the employee’s Beneficiary.
(b) If the Deferred Compensation Trust is not established prior to or within thirty days after the Change of Control, all payments which would otherwise have been made to the employee or the employee’s Beneficiary from the Deferred Compensation Trust shall immediately after such thirty day period be made to the employee or the employee’s Beneficiary by Masco.
(c) Any deposit by Masco to an account in the employee’s name or that of the employee’s Beneficiary in the Deferred Compensation Trust prior to the occurrence of the Change of Control, together with all income then accrued thereon (but only to the extent of the value of such deposited amount and the income accrued thereon on the day of any deposit under clause (a)(ii) of this paragraph 4.5), shall reduce by an equal amount the obligations of Masco to make the deposit required under clause (a)(ii) of this paragraph 4.5.
(d) At or prior to making the deposit required by clause (a)(ii) of this paragraph 4.5, Masco shall deliver to the Trustee under the Deferred Compensation Trust a certificate specifying that portion, if any, of the amount in the trust account, after giving effect to the deposit, which is represented by the Gross-Up Amount. Payment of 90.91% of the amount required by clause (a)(ii) of this paragraph 4.5 to be paid to the trust account, together with any income accrued thereon from the date of the Change of Control, is to be made to the employee or the employee’s Beneficiary, as applicable, under the terms of the Deferred Compensation Trust, at the earlier of (1) immediately upon a Change of Control if the employee then is deceased or has attained age 65, (2) the employee’s death subsequent to the Change of Control, or (3) the date which is one year after the Change of Control (subject, in each case, to paragraph 3.5 if applicable); provided, however, that the Trustee under the Deferred Compensation Trust is required promptly to pay to the employee or the employee’s Beneficiary, as applicable, from the trust account from time to time amounts, not exceeding in the aggregate the Gross-Up Amount, upon the employee’s or the employee’s Beneficiary’s certification to the Trustee that the amount to be paid has been or within 60 days will be paid by the employee or the employee’s Beneficiary to a Federal, state or local taxing authority as a result of the Change of Control and the imposition of the excise tax under Section 4999 of the Code (or any successor provision) on the receipt of any portion of the Gross-Up Amount. All amounts in excess of the amount required to be paid from the trust account by the preceding sentence, after all expenses of the Deferred Compensation Trust have been paid and the Deferred Compensation Trust has been terminated, shall revert to Masco.
(e) Subject to the next sentence of this clause (e), the payment of the Gross-Up Amount to the employee or the employee’s Beneficiary or the account in the employee’s or the employee’s Beneficiary’s name in the Deferred Compensation Trust hereunder will thereby discharge Masco from any obligations it may have under any present or future stock option or stock award plan, retirement plan or otherwise, to make any other payment as a result of the employee’s income becoming subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties with respect to such excise tax. As a result of the uncertainty which will be present in the application of Section 4999 of the Code (or any successor provision) at the time of the determination of the Gross-Up Amount and the possibility that between the date of determination of the Gross-Up Amount and the dates payments are to be made to the employee or the employee’s Beneficiary under this Agreement, changes in applicable tax laws will result in an incorrect determination of the Gross-Up Amount having been made, it is possible that (i) payment of a portion of the Gross-Up Amount will not have been made by Masco which should have been made (an “Underpayment”), or (ii) payment of a portion of the Gross-Up Amount will have been made which should not have been made (an “Overpayment”), consistent with the calculations required to be made hereunder. In the event of an Underpayment, such Underpayment shall be promptly paid by Masco to or for the employee’s benefit. In the event that the employee or the employee’s Beneficiary discovers that an Overpayment shall have occurred, the amount thereof shall be promptly repaid by the employee or the employee’s Beneficiary to Masco.
(f) Prior to the occurrence of a Change of Control, any deposits made by Masco to an account in the Deferred Compensation Trust may be withdrawn by Masco. Upon the occurrence of a Change of Control, all further obligations of Masco under this Agreement (other than under this paragraph 4.5 to the extent not theretofore performed) shall terminate in all respects.
          4.6 Control Change. If a “Control Change” has occurred which is also a “Change of Control” then all of the provisions of the Plan, including the foregoing provisions of this paragraph 4, shall apply without change. However, if there is a “Control Change” which is not a “Change of Control” then (a) the foregoing provisions of paragraph 4 shall apply with exception of subparagraph 4.5(b), (b) in subparagraph 4.5(d)(3) the phrase “the date which is one year after the Change of Control” is to be replaced by the phrase “in the amounts and upon the dates set forth in paragraphs 3.1 and 3.2” and (c) for the purposes of this paragraph 4.6, all references to “Change in Control” in subparagraphs 4.5(a), 4.5(c), 4.5(d), 4.5(e) and 4.5(f) shall be deemed to be “Control Change”. If, for any reason, the monthly benefit paid by the Deferred Compensation Trust to the employee or the employee’s Beneficiary is less than the monthly benefit used to calculate the amount deposited under the next preceding sentence, Masco shall pay the deficiency directly to the employee or the employee’s Beneficiary.
SECTION 5
ADMINISTRATION
          5.1 Plan Administrator and Named Fiduciary. The Plan Administrator and Named Fiduciary of the Plan for purposes of ERISA shall be Masco Corporation whose business address is 21001 Van Born Road, Taylor, MI 48180, and whose telephone number is (313) 274-7400. Masco shall have the right to change the Plan Administrator and Named Fiduciary of the Plan at any time, and to change the address and telephone number of the same. Masco shall give each covered employee written notice of any such change in the Plan Administrator and Named Fiduciary, or in the address or telephone number of the same.
          5.2 Claims Procedure. The Plan Administrator has the power to interpret all provisions of the Plan and make final determinations concerning the meaning of the Plan and the right of any person to benefits under the Plan.
          Each covered employee, or other person claiming through the employee, must file a written claim for benefits with the Plan Administrator as a prerequisite to the payment of benefits under the Plan. Any denial by the Plan Administrator of a claim for benefits under the Plan by an employee or other person (collectively referred to as “claimant”) shall be stated in writing by the Plan Administrator and delivered or mailed to the claimant within 90 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of the initial period.
     Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of the Plan upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures under the Plan, written to the best of the Plan Administrator’s ability in a manner that may be understood without legal or actuarial counsel.

          A claimant whose claim for benefits has been wholly or partially denied by the Plan Administrator may request, within 90 days following the date of such denial, in a writing addressed to the Plan Administrator, a review of such denial. The claimant shall be entitled to submit such issues or comments in writing or otherwise, as he shall consider relevant to a determination of his claim, and may include a request for a hearing in person before the Plan Administrator. Prior to submitting his request, the claimant shall be entitled to review such documents as the Plan Administrator shall agree are pertinent to his claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of his choice, provided that the fees and expenses of such counsel shall be borne by the claimant.
          All requests for review shall be promptly resolved. The Plan Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than 60 days following receipt by the Plan Administrator of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Plan Administrator’s decision shall be so mailed not later than 120 days after receipt of such request.
          5.3 Arbitration. Exhaustion of the claim and claim review procedures of Section 5.2 is prerequisite to any further consideration of a claim. In the event that any claim remains fully or partially unresolved after exhaustion of the claim and claim review procedures of Section 5.2, any remaining dispute shall be deemed to have been finally adjudicated under the procedure provided in paragraph 5.2 unless the claimant or Masco shall have submitted its claim in accordance with the following procedure:
          Masco and the claimant must first attempt to resolve the dispute through facilitative mediation conducted by the American Arbitration Association in accordance with its Rules for the Mediation of Employment Disputes. A Request for Mediation must be received by the American Arbitration Association within 60 calendar days of the decision which is being appealed or the claim will be deemed waived. If the dispute is not resolved through mediation, the dispute shall be resolved by exclusive, final and binding arbitration by the AAA before a single, neutral Arbitrator knowledgeable in employment law whose decision shall be final and binding upon the Plan, Masco and the claimant. A Request for Arbitration must be received by the American Arbitration Association within 60 calendar days from the date the mediation was conducted or the claim will be deemed waived. The proceedings for the arbitration shall be governed by the Association’s Rules for the Arbitration of Employment Disputes. Judgment upon an award rendered by the Arbitrator may be entered in any court having jurisdiction. Masco will pay all of the expenses and fees of the Mediator. Masco will also pay the AAA’s mediation administrative fees. Masco will pay all of the expenses and fees of the Arbitrator. Masco will also pay the AAA’s arbitration administrative fees. Notwithstanding any provision to the contrary in the Rules of the American Arbitration Association, the Mediation and Arbitration shall be held in the Detroit metropolitan area unless agreed to otherwise by the parties in writing. Any claim shall be deemed waived unless presented within the time limits specified in Section 5.2 and this Section 5.3. The Arbitrator shall not have jurisdiction or authority to change, add to or subtract from any of the provisions of the Plan. The Arbitrator’s sole authority shall be to interpret and review the Plan Administrator’s decision from which the appeal to arbitration is taken, utilizing an arbitrary and capricious standard of review of the Plan

Administrator’s decision. If the Arbitrator finds that the Plan Administrator’s decision was not arbitrary and capricious, the Arbitrator shall affirm the Plan Administrator’s decision. The Arbitrator shall not conduct a de novo review of the claim and the Plan Administrator’s decision pertaining thereto, unless the Arbitrator shall have found that the Plan Administrator’s decision was arbitrary and capricious. Because arbitration is the exclusive remedy with respect to any claim hereunder, neither Masco, the claimant nor any other party has the right to resort to any federal, state or local court or administrative agency concerning any claim, and the decision of the Arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative agency with respect to any dispute which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to any claim, survive the termination of the Plan.

SECTION 6
LIMITATION OF COVERED EMPLOYEE’S RIGHTS
          6.1 No Contract of Employment. The Plan shall not be deemed to create a contract of employment between Masco or any Masco subsidiary, the company or any affiliate of Masco, and any covered employee and shall create no right in any covered employee to continue in the employ of Masco or any of its subsidiaries, , the company or any affiliate of Masco for any specific period of time, or to create any other rights in any covered employee or obligations on the part of Masco, the company or any affiliate of Masco, except as are set forth explicitly herein or in a written employment contract. In consideration of his coverage hereunder each covered employee shall be deemed to have agreed that Masco, the company or any affiliate of Masco has the right to terminate him at any time, with or without cause, and nothing in the Plan shall restrict the right of any covered employee to terminate his employment.
          6.2 Unsecured Creditor. The rights of any employee or any person claiming through the employee under the Plan shall be solely those of an unsecured general creditor of Masco. Any employee, Beneficiary or any person claiming through the employee, shall only have the right to receive from Masco those payments hereunder as are specified herein. Each covered employee agrees that he or any person claiming through him shall have no rights or interests in any specific asset of Masco, including any insurance policies or contracts which Masco may possess to informally fund the Plan.
          6.3 No Separately Identified Assets. Other than as provided in paragraphs 4.2, 4.5 and 4.6 and permitted by rules established under IRS Rev. Proc. 92-64, as modified by IRS Notice 2000-56, no asset used or acquired by Masco in connection with the liabilities it has assumed under the Plan shall be deemed to be held under any trust for the benefit of any employee nor shall any such asset be considered security for the performance of the obligations of Masco, but shall be, and remain, a general unpledged and unrestricted asset of Masco, except as may be provided by separate agreement and as permitted under Internal Revenue Service and Department of Labor rules and regulations for deferred compensation and unfunded supplemental retirement plans.

SECTION 7
AMENDMENT OR TERMINATION
          7.1 Right to Amend or Terminate Plan. Masco reserves the right to amend the Plan in any manner deemed appropriate by Masco’s Board of Directors, and Masco reserves the right to terminate the Plan for any reason and at any time in whole or part by action of the Board of Directors.
          7.2 Limitations. Notwithstanding paragraph 7.1, no such amendment or termination shall reduce or otherwise affect the benefits payable to or on behalf of any covered employee that have accrued prior to such amendment or termination without the written consent of the employee (or Beneficiary, if applicable). In addition, the complete or partial termination of this Plan, should it occur or be deemed by facts and circumstances to have occurred, shall have the same effect on the vesting of benefits accrued to date under this Plan as in the case of a complete or partial termination of a Qualified Plan.
          7.3 Payment of Benefits Upon Termination. Other than as provided in paragraphs 4.5 and 4.6, upon termination or partial termination of the Plan Masco may elect the method by which benefits accrued through the date of such termination or partial termination shall be provided. Such election may include the payment of the present value of all such accrued benefits directly to covered employees (or beneficiaries, if applicable) or any other method of payment or funding permissible under law which Masco may, in its sole discretion, determine; provided, however, no such payment method or funding shall be utilized, the effect of which would be to subject the recipients of such payment or funding to adverse tax consequences under Section 409A of the Code.

SECTION 8
MISCELLANEOUS PROVISIONS
          8.1 Independence of Benefits. Except as otherwise provided herein or pursuant to the terms of any separate agreement by Masco or the company with an employee, the benefits payable under the Plan shall be independent of, and in addition to, any other benefits or compensation, whether by salary, or bonus or otherwise. The Plan does not involve a reduction in salary or foregoing of an increase in future salary by any employee, nor (other than by a separate agreement with the employee) does the Plan in any way affect or reduce the existing and future compensation and other benefits of any employee.
          8.2 Nonalienation of Benefits. Except insofar as this provision may be contrary to applicable law (such as a domestic relations or medical support order of a court with jurisdiction), no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under the Plan shall be valid or recognized by Masco.
          8.3 Payments for the Benefit of Employee. In the event that Masco shall find that any person to whom a benefit is payable under the Plan is unable to care for his affairs because of illness or accident, is otherwise mentally or physically incompetent, or is unable to give a valid receipt, Masco may cause the payments becoming due to such person to be paid to another individual for such person’s benefit, without responsibility on the part of Masco to follow application of such payment. Any such payment shall be a payment on account of such person and shall operate as a complete discharge of Masco from all liability under the Plan.
          8.4 Use of Words. Wherever any words are used in the Plan in the masculine gender, they shall be construed as though they also were used in the feminine gender in all cases where they would so apply, and wherever any words are used in the Plan in the singular forms they shall be construed as though they also were used in the plural form in all cases where they would so apply, and vice versa.
          8.5 Headings. Headings of paragraphs herein are inserted for convenience of reference. They constitute no part of the Plan and are not to be considered in the construction of the Plan.
          8.6 Savings Clause. If any provisions of the Plan shall be for any reason invalid or unenforceable, the remaining provisions nevertheless shall be carried into effect.

SECTION 9
DEFINITIONS
          Terms capitalized in the text of this Plan shall have the meanings referred to below, unless the context requires otherwise. Terms not defined herein shall be construed in reference to the same or similar terms as used in the applicable Qualified Plan.
9.1	Code. See paragraph 1.2.

9.2	Company. See paragraph 2.1.

9.3	ERISA. See paragraph 1.3.

9.4	Plan. See paragraph 1.1.

9.5	Masco. See paragraph 1.1.

9.6	Retirement shall mean an employee’s termination of employment with Masco or the company on a retirement date under any of Masco’s or the company’s Qualified Plans. Termination of employment for all purposes under this Plan shall mean a “separation from service” under Section 409A of the Code which shall only occur if any services which the employee may continue to provide to Masco or the company as an employee or as a consultant after termination of employment are not in excess of 49% of the employee’s prior service level, all as determined in accordance with the regulations under Section 409A of the Code.

9.7	Change of Control shall be deemed to have occurred if, during any period of twelve consecutive calendar months, the individuals who at the beginning of such period constitute Masco’s Board of Directors, and any new directors (other than Excluded Directors) whose election by such Board or nomination for election by stockholders was approved by a vote of at least a majority of the members of such Board who were either directors on such Board at the beginning of the period or whose election or nomination for election as directors was previously so approved, for any reason cease to constitute at least a majority of the members thereof. Excluded Directors are directors whose election by the Board or approval by the Board for stockholder election occurred within one year after any “person” or “group of persons” as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 commencing a tender offer for, or becoming the beneficial owner of, voting securities representing 30 percent or more of the combined voting power of all outstanding voting securities of Masco, other than pursuant to a tender offer approved by the Board prior to its commencement or pursuant to stock acquisitions approved by the Board prior to their representing 30 percent or more of such combined voting power.

9.8	Deferred Compensation Trust shall mean any trust created by Masco to receive the deposit referred to in clause (a)(ii) of paragraph 4.5.

9.9	Beneficiary shall mean the person or persons designated by an employee under the applicable provisions of the Qualified Plans.

9.10	Gross-Up Amount (i) shall be determined if any payment or distribution by Masco to or for the employee’s benefit, whether paid, distributed, payable or distributed or distributable pursuant to the terms of this Plan, any stock option or stock award plan, retirement plan or otherwise (such payment or distribution, other than an Excise Tax Adjustment Payment under clause (ii), is referred to herein as a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax together with any such interest or penalties are referred to herein as the “Excise Tax”), and (ii) shall mean an additional payment (the “Excise Tax Adjustment Payment”) in an amount such that after subtracting from the Excise Tax Adjustment Payment the employee’s payment of all applicable Federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Excise Tax Adjustment Payment, the balance will be equal to the Excise Tax imposed upon the Payments. All determinations required to be made with respect to the “Gross-Up Amount”, including whether an Excise Tax Adjustment Payment is required and the amount of such Excise Tax Adjustment Payment, shall be made by PricewaterhouseCoopers LLP, or such national accounting firm as Masco may designate prior to a Change of Control, which shall provide detailed supporting calculations to Masco and the employee. Except as provided in clause (e) of paragraph 4.5, all such determinations shall be binding upon the employee, Masco and the company.

9.11	Present Value of future benefits means the discounted present value of those benefits (including therein the benefits, if any, the employee’s Beneficiary would be entitled to receive under this Plan upon the employee’s death), using the UP-1984 Mortality Table and discounted by the interest rate used, for purposes of determining the present value of a lump sum distribution on plan termination, by the PBGC on the first day of the month which is four months prior to the month in which a Change of Control occurs (or if the PBGC has ceased publishing such interest rate, such other interest rate as Masco’s Board of Directors deems is an appropriate substitute). The above PBGC interest rate is intended to be determined based on PBGC methodology and regulations in effect on September 1, 1993 (as contained in 29 CFR Part 2619).

9.12	PBGC shall mean the Pension Benefit Guaranty Corporation.

9.13	Control Change shall be deemed to have occurred if, during any period of twenty-four consecutive calendar months, the individuals who at the beginning of such period constitute Masco’s Board of Directors, and any new directors (other than Excluded Directors) whose election by such Board or nomination for election by stockholders was approved by a vote of at least two-thirds of the members of such Board who were either directors on such Board at the beginning of the period or whose election or nomination for election as directors was previously so approved, for any reason cease to constitute at least a majority of the members thereof. Excluded Directors are directors whose election by the Board or approval by the Board for stockholder election occurred within one year after any “person” or “group of persons” as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 commencing a tender offer for, or becoming the beneficial owner of, voting securities representing 25 percent or more of the combined voting power of all outstanding voting securities of Masco, other than pursuant to a tender offer approved by the Board prior to its commencement or pursuant to stock acquisitions approved by the Board prior to their representing 25 percent or more of such combined voting power.

9.14	Covered Benefits. See paragraph 3.5.

SECTION 10
EXECUTION
          IN WITNESS WHEREOF, Masco Corporation has caused this amended and restated Plan to be executed effective as of December 22, 2010.

Masco Corporation
By:

Its:

Date: __________________________________

APPENDIX A — As Amended Effective January 1, 2010
QUALIFIED PLANS LIST
MASCO CORPORATION

DEFINED BENEFIT QUALIFIED	DEFINED CONTRIBUTION QUALIFIED
PENSION PLANS (Frozen	PROFIT SHARING PLANS
Effective January 1, 2010)

Masco Corporation Pension Plan	Masco Building Products Corporation Salaried Retirement Plan

Arrow Fastener Co., Inc. Employees’ Pension Trust	Masco Corporation Future Service Profit Sharing Plan

Masco Corporation Master Defined Contribution Plan
DEFINED CONTRIBUTION QUALIFIED
          401(k) SAVINGS PLAN
Masco Corporation 401(k) Plan

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